EXHIBIT 21.1
                                  Subsidiaries



Toys International.COM, Inc.
State of Incorporation: Delaware

Name(s) under which does business: Play Co. Toys International, Toy Co., Tutti Animali

Play Co. Toys Canyon Country, Inc.
State of Incorporation: Delaware
Name(s) under which does business: Play Co.